Sextant Mutual Funds

Fellow Shareowners:

Mutual fund performance was a changed story for 2000. Long-favored tech stocks dove, large-cap stocks stumbled, smaller and mid-cap stocks held, and bonds did fine. For the 12 months ended November 30, 2000, the tech-heavy NASDAQ Composite dropped -22.0% and the S&P 500 declined -4.2%. Bonds, as measured by the Salomon Brothers Broad Investment Grade (BIG) Index, returned +9.1%.

The 2000 stock market rewarded value investors — those who focus on earnings and assets (like the Sextant Funds) rather than momentum and fads. Both equity funds, Sextant International and Sextant Growth, ranked near the top of their Morningstar peer groups and paid Saturna Capital the maximum bonus for good performance.

The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. For the fiscal year ended November 30, 2000, comparative total returns and percentile category rankings (1 is best) are:

Sextant Fund	Total Return	vs. Morningstar	Total Return	Rank
Short-Term Bond	6.20%	Short-Term Bonds	6.69%	72 (223)
Bond Income	6.05%	Long-Term Bonds	6.29%	56 (111)
Growth	10.16%	Domestic Growth	2.95%	17 (735)
International	7.62%	Foreign Stock	-8.52%	5 (691)

Now that the Sextant Funds have appealing 5-year track records, new accounts are helping the Funds grow in size. For the fiscal year, assets in the two bond funds increased 51% and in the two equity funds by 31%. Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. The entire staff works to minimize operating expenses. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 26% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to invest your money with ours.

Respectfully,

Nicholas Kaiser, President	Phelps McIlvaine, Vice President
(Manager, Sextant Growth; Sextant International)	(Manager, Sextant Bond Income; Sextant Short-Term Bond)

*The 12-month Rank shows how each Fund ranks (from 1 best to 100 worst) in its Morningstar peer category for the year ended November 30, 2000 - please see next page for more performance information.

December 20, 2000

Additional Performance Information

Average Annual Total Returns (as of 12/31/2000)	1 year	5 years	10 years
Sextant Growth Fund	6.52%	18.80%	13.79%*
Sextant International Fund	-7.22%	13.49%	13.13%*
Sextant Short-Term Bond Fund	7.28%	5.28%	5.37%*
Sextant Bond Income Fund	9.29%	5.16%	5.08%**

Performance data quoted in this report represents past performance and is no guarantee of future performance. The investment return and principal value of investments in the Funds fluctuate daily, and an investor's shares when redeemed may be worth more or less than the original cost. Morningstar, Inc. is an independent fund performance monitor. Rankings are determined monthly from total returns by Morningstar, by category as determined by Morningstar. The average total return for a category is determined by Saturna Capital, utilizing the Morningstar database. Results are shown for twelve months because of the Sextant Funds performance fee advisory structure.	*since inception, 9/28/1995 **since inception, 3/1/1993 *fund changed investment objectives & policies on 9/28/1995; results prior to that date may not be meaningful

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Trustees
Saturna Investment Trust

We have audited the accompanying statement of assets and liabilities of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, each a series of the Saturna Investment Trust, including the schedules of investments as of November 30, 2000, and the related statements of operations for the year then ended, and the changes in net assets for each of the two years then ended, and the financial highlights for each of the four years then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights presented for the year ended November 30, 1996 were audited by other auditors whose report dated December 18, 1996, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2000, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund, and Sextant International Fund, as of November 30, 2000, the results of their operations for the year then ended, and the changes in their net assets for each of the two years then ended and their financial highlights for each of the four years in the period then ended, in conformity with generally accepted accounting principles.

TAIT, WELLER & BAKER

/s/signature

Philadelphia, Pennsylvania
December 15, 2000

SEXTANT SHORT-TERM BOND FUND	INVESTMENTS

Rating*	Issuer	Coupon/Maturity	Face Amount	Market Value
	Aerospace - Aircraft (3.0%)
A	McDonnell Douglas /Boeing Capital	9.25% 4/1/2002	$75,000	$77,123
	Auto/Truck Manufacturing (3.5%)
A+	Daimler Crysler	6.90% 9/01/2004	90,000	88,632
	Banking (5.2%)
A+	Australia & New Zealand Bank	6.25% 2/01/2004	85,000	83,096
A+	Bank of America	9.375% 3/1/2001	50,000	49,925
	SUB-TOTAL		135,000	133,021
	Chemicals (2.5%)
A-	Praxair	6.15% 4/15/2003	65,000	62,647
	Computer (3.2%)
BBB+	Sun Microsystems	7.35% 8/15/2004	80,000	80,880
	Cosmetics & Toiletries (2.9%)
BBB	Dial	6.625% 6/15/2003	75,000	73,845
	Electric Utilities (3.1%)
AA-	Southern California Edison	5.875% 9/01/2004	83,000	79,199
	Finance & Insurance (19.3%)
A-	Aristar	6.75% 8/15/2001	95,000	94,240
A	Deluxe	8.55% 2/15/2001	50,000	49,710
A+	Lincoln National Insurance	7.25% 5/15/2005	100,000	100,550
AA-	Merrill Lynch & Co.	6.00% 1/15/2001	100,000	99,870
A+	Morgan Stanley	9.375 6/15/2001	50,000	50,335
A	Traveller's Property and Casualty	6.75% 4/15/2001	100,000	99,100
	SUB-TOTAL		495,000	493,805
	Food (2.0%)
A-	Coca Cola Enterprises	7.875% 2/1/2002	50,000	50,350
	Oil & Gas (11.5%)
AA+	Amoco Canada	7.25% 12/1/2002	70,000	70,518
A-	Columbia Gas	6.61% 11/28/2002	50,000	49,095
A-	Fina Oil & Chemical	6.875% 7/15/2001	75,000	74,602
BBB+	Union Oil of California	7.20% 5/15/2005	100,000	100,470
	SUB-TOTAL		295,000	294,685
	Machinery (9.5%)
A	Deere	6.55% 7/15/2004	90,000	89,271
A	Eaton	6.95% 11/15/2004	85,000	85,085
A-	Ingersol Rand	6.38% 11/19/2001	70,000	69,230
	SUB-TOTAL		245,000	243,586
	Medical - Health Maintenance Org. (8.7%)
AAA	Aetna Services	6.75% 8/15/2001	70,000	69,531
A	American Home Products	7.90% 2/15/2005	75,000	77,835
A	Cardinal Health	6.50% 2/15/2004	75,000	73,747
	SUB-TOTAL		220,000	221,113
	Paper & Paper Products (3.6%)
A	Westvaco	9.65% 3/1/2002	90,000	92,421
	Retailing (1.9%)
BBB	Safeway	6.05% 11/15/2003	50,000	48,295
	Telecommunications (10.4%)
A	Northern Telecom	8.75% 6/12/2001	100,000	100,776
BBB+	Sprint Capital	5.875% 5/1/2004	100,000	95,250
A-	WorldCom	6.125% 8/1/2001	70,000	69,209
	SUB-TOTAL		270,000	265,235
	Transportation - Air Freight (2.2%)
BBB	Federal Express	9.875% 4/1/2002	55,000	56,342
	US Government (3.1%)
AAA	US Treasury Note	6.00% 8/15/2004	80,000	80,338

	TOTAL INVESTMENTS (95.6%)	(Cost = $2,446,598)	$2,453,000	2,441,517
	Other Assets (net of liabilities) (4.4%)			113,128
	TOTAL NET ASSETS (100%)			$2,554,645
	*Ratings are the lesser of S&P or Moody's (unaudited)

(The accompanying notes are an integral part of these financial statements)

FINANCIAL HIGHLIGHTS	SEXTANT SHORT-TERM BOND FUND

Selected data per share of capital stock outstanding throughout the year:		For the year ended November 30,
		2000	1999	1998	1997	1996
Net asset value at beginning of year		$4.92	$5.04	$4.99	$5.00	$5.03
	Income from investment operations
	Net investment income	0.27	0.26	0.27	0.27	0.25
	Net gains or losses on securities (both realized and unrealized)	0.03	(0.12)	0.05	(0.01)	(0.03)
Total from investment operations		0.30	0.14	0.32	0.26	0.22
	Less distributions
	Dividends (from net investment income)	(0.27)	(0.26)	(0.27)	(0.27)	(0.25)
	Distributions (from capital gains)	-	-	-	-	-
Total distributions		(0.27)	(0.26)	(0.27)	(0.27)	(0.25)

Net asset value at end of year		$4.95	$4.92	$5.04	$4.99	$5.00

Total Return		6.20%	2.88%	6.67%	5.45%	4.85%

Ratios / Supplemental Data
Net assets ($000), end of year		$2,555	$1,795	$1,908	$2,508	$2,016
Ratio of net expenses to average net assets*		0.61%	0.47%	0.48%	0.60%	0.85%
Ratio of net investment income to average net assets*		5.45%	5.22%	5.57%	5.58%	6.30%
Portfolio turnover rate		12%	21%	71%	47%	100%
*For the above periods, all or a portion of the operating expenses were waived. If costs had not been waived, the resulting increase to the ratio of expenses to average monthly net assets would be .41%, .57%, .44%, .40% and .52%, respectively.

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 2000
Assets
	Investments (Cost $2,446,598)		$2,441,517
	Cash		72,032
	Interest Receivable		43,560
		Total Assets		$2,557,109

Liabilities
	Other Liabilities		2,464
		Total Liabilities		2,464

Net Assets				$2,554,645

Fund shares outstanding				516,453

Analysis of Net Assets
	Paid in capital (unlimited shares authorized, without par value)		2,580,655
	Undistributed net investment income		1,105
	Accumulated net realized gain (loss) on investments		(22,034)
	Unrealized net depreciation to Fund shares outstanding		(5,081)
	Net assets applicable to Fund shares outstanding			$2,554,645

Net Asset Value, Offering and Redemption price per share				$4.95

(The accompanying notes are an integral part of these financial statements)

SEXTANT SHORT-TERM BOND FUND	STATEMENT OF OPERATIONS

For the year ended November 30, 2000

Investment Income
	Interest income		$152,763
	Amortization of bond premium		(20,810)
	Miscellaneous Income		150
	Accretion		270
		Gross Investment Income		$132,373

Expenses
	Investment advisor and administration fee		13,229
	Professional fees		3,049
	Custodian fees		2,115
	Printing and postage		1,293
	Filing and registration fees		1,171
	Other expenses		1,412
	Total gross expenses		22,269
	Less: Advisor fees waived		(6,844)
	Less: Custodian fees waived		(2,115)
	Net expenses			13,310
		Net investment income		119,063

Net realized gain (loss) on investments
	Proceeds from sales		240,906
	Less: Cost of securities sold based on identified cost		250,097
		Realized net loss		(9,191)

Unrealized gain (loss) on investments
	End of year		(5,081)
	Beginning of year		(29,128)
	Decrease in unrealized loss for the year			24,047
		Net realized and unrealized gain (loss) on investments		14,856

Net increase in net assets resulting from operations				$133,919

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF CHANGES IN NET ASSETS	SEXTANT SHORT-TERM BOND FUND

		Year ended	Year ended
		Nov. 30, 2000	Nov. 30, 1999
INCREASE IN NET ASSETS
From Operations
	Net investment income	$119,063	$101,571
	Net realized loss on investments	(9,191)	(4,467)
	Net increase (decrease) in unrealized appreciation	24,047	(41,284)
	Net increase in net assets from operations	133,919	55,820

Dividends to shareowners from
	Net investment income	(119,079)	(100,085)

Fund share transactions
	Proceeds from sales of shares	963,173	491,772
	Value of shares issued in reinvestment of dividends	118,846	99,952
		1,082,019	591,724
	Cost of shares redeemed	(337,611)	(660,061)
	Net increase (decrease) in net assets from share transactions	744,408	(68,337)
Total increase (decrease) in net assets		759,248	(112,602)

NET ASSETS
	Beginning of year	1,795,397	1,907,999
	End of year	$2,554,645	$1,795,397

Shares of the fund sold and redeemed
	Number of shares sold	196,084	98,140
	Number of shares issued in reinvestment of dividends	24,197	20,068
		220,281	118,208
	Number of shares redeemed	(68,785)	(131,961)

Net increase (decrease) in number of shares outstanding		151,496	(13,753)

(The accompanying notes are an integral part of these financial statements)

DISCUSSION OF FUND PERFORMANCE
(unaudited)

FISCAL YEAR 2000
For the fiscal year ended November 30, 2000, the Sextant Short-Term Bond Fund returned 6.20% to its shareowners. Reflecting its capital stability investment objective, the Fund’s price moved in a narrow range (about 1.8%) from $4.86 to $4.95. For the fiscal year, the Fund ranked in the top 72% of 223 funds in the Morningstar “Short-term Bond” category. For the last three years, the Fund has provided a 5.24% annualized total return and ranks in the top 42% of 194 funds in its Morningstar category. At November 30, 2000, the Fund held Morningstar’s 4-star rating (judged against 1752 Fixed Income funds). On November 30, 2000, the Fund’s thirty-day yield was 6.87%, up .37% from one year ago.

FACTORS AFFECTING PAST PERFORMANCE
Over the last twelve months, the Federal Reserve raised the Federal Funds rate from 5.50% to 6.50% to slow the economy and reduce the risk of inflation. This caused a flattening of the US Treasury yield curve. Despite this increase in short rates, US Treasury yields on longer-term notes and bonds dropped as federal debt levels fell. The yields on investment-grade corporate debt are little changed from one year ago. Therefore, the returns from US Treasuries exceeded the returns from high-grade corporates by a wide margin. Despite this increase in short-term rates, the Fund was still able to produce a +6.05% return that easily out performed the -4.22% return on the SandP 500 Total Return Index. The Fund's average maturity was held between two and three years.

LOOKING FORWARD
Inverted or flattening yield curves are characteristic of periods when bond markets expect the economy and inflation to slow. In 2001, we expect the Federal Reserve to lower rates modestly and yield curves to steepen. Continued budget surpluses should help keep rates low while tax cuts boost profits and productivity over the next few years. The economy will grow at a sustainable rate while inflation remains subdued. Interest rates will continue to traverse the same range we have experienced over the last three years. In 2001, we expect investors who choose Short-Term Bond Fund to earn positive real rates of return.

MANAGEMENT FEE CALCULATIONS
The Sextant Short-Term Bond Fund calculates part of its management fee based on a comparison of the Fund's return to the average return of the Morningstar category Short-Term Bond. As the 12-month return of the Fund was within .49% of the category average, no performance adjustment to the basic 0.60% management fee was made for the month of December 2000.

COMPARISON TO INDEX
Comparison of any mutual fund to a market index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the Salomon Brothers Gov/Corp Investment Grade Bond Index for maturities between one and three years. The graph shows that a $10,000 investment made on September 1995 would have risen to $13,023 in the Fund and $13,570 in the Index.

Sextant Short-Term Bond Fund vs. Salomon Gov/Corp 1-3 yr.

SEXTANT BOND INCOME FUND	INVESTMENTS
Rating	Issuer		Coupon/Maturity	Face Amount	Market Value
	Banking (12.9%)
A	Chase Manhattan		7.125% 6/15/2009	$50,000	$49,315
A	Citicorp		7.25% 10/15/2011	50,000	49,930
A-	Comerica Bank		7.125% 12/1/2013	50,000	46,289
AA-	Norwest Financial		6.85% 7/15/2009	50,000	48,655
		SUB-TOTAL		200,000	194,189
	Computer (5.0%)
A	Dell Computer		6.55% 4/15/2008	30,000	28,587
AA-	IBM Corp.		6.30% 5/27/2011	50,000	46,280
		SUB-TOTAL		80,000	74,867
	Electric Utilities (6.4%)
A+	Alabama Power		7.75% 2/1/2023	50,000	48,020
BBB	Commonwealth Edison		7.50% 7/1/2013	50,000	49,105
		SUB-TOTAL		100,000	97,125
	Electronics (3.2%)
A-	Phillips Electronics		7.25% 8/15/2013	50,000	47,927

	Food (6.8%)
Baa	Conagra		7.875% 9/15/2010	50,000	51,950
A+	Hershy Foods Co.		6.95% 8/15/2012	50,000	49,965
		SUB-TOTAL		100,000	101,915
	Insurance (3.2%)
A	Allstate		7.50% 6/15/2013	50,000	48,870
	Investment Finance (12.9%)
A	Bear Stearns		7.00% 3/1/2007	50,000	48,540
A	Lehman Brothers		9.75% 5/08/2007	50,000	50,505
A	Morgan Stanley Dean Witter		6.75% 10/15/2013	50,000	46,705
BBB+	Paine Webber Group		7.625% 2/15/2014	50,000	47,969
		SUB-TOTAL		200,000	193,719

	Leisure and Recreation (3.6%)
BBB	Hilton Hotels		7.95% 4/15/2007	55,000	53,933

	Medical Supplies (2.7%)
A+	Becton Dickinson		7.15% 10/1/2009	40,000	39,996

	Oil & Gas (2.8%)
A	Texaco Capital		8.625% 6/30/2010	40,000	41,730

	Paper & Paper Products (3.7%)
Baa	Union Camp Corporation		9.25% 2/01/2011	50,000	55,145

	Retailing (13.9%)
A+	Dayton Hudson (Target Stores)		10.00% 1/01/2011	50,000	58,580
A	Gap		6.90% 9/15/2007	50,000	47,150
A	Lowe's		8.25% 6/01/2010	50,000	52,910
A+	May Department Stores		8.00% 7/15/2012	50,000	51,020
		SUB-TOTAL		200,000	209,660

	Telecommunications (10.1%)
A+	Bell Canada (Yankee)		9.50% 10/15/2010	50,000	55,690
A+	GTE		6.90% 11/01/2008	50,000	48,650
A-	WorldCom		6.40% 8/15/2005	50,000	47,930
		SUB-TOTAL		150,000	152,270

	Transportation (6.7%)
A	General Motors		7.70% 4/15/2016	50,000	50,295
A	US Freightways		8.5% 4/25/2010	50,000	50,933
		SUB-TOTAL		100,000	101,228

	Total Investments (93.9%)		(Cost = $1,453,075)	$1,415,000	1,412,574
	Other Assets (net of liabilities) (6.1%)				92,596
	Total Net Assets (100%)				$1,505,170
*Ratings are the lesser of S&P or Moody's (unaudited)

FINANCIAL HIGHLIGHTS	SEXTANT BOND INCOME FUND

Selected data per share of capital stock outstanding throughout the year:*
			Year ended November 30,
			2000	1999	1998	1997	1996
Net asset value at beginning of year			$4.59	$5.00	$4.83	$4.76	$4.91
	Income from investment operations
	Net investment income		0.29	0.30	0.29	0.30	0.30
	Net gains or losses on securities
		(both realized and unrealized)	(0.03)	(0.41)	0.17	0.07	(0.12)
Total from investment operations			0.26	(0.11)	0.46	0.37	0.18
	Less distributions
	Dividends (from net investment income)
		Taxable	(0.29)	(0.30)	(0.29)	(0.30)	(0.30)
	Distributions (from capital gains)		-	-	-	-	(0.03)
Total distributions			(0.29)	(0.30)	(0.29)	(0.30)	(0.33)
Net asset value at end of year			$4.56	$4.59	$5.00	$4.83	$4.76

Total return			6.05%	(2.20)%	10.08%	8.24%	4.04%

Ratios/supplemental data
Net assets ($000), end of year			$1,505	$885	$1,345	$1,092	$1,201
Ratio of net expenses to average net assets*			0.35%	0.39%	0.30%	0.47%	0.63%
Ratio of net investment income to average net assets*			6.58%	6.31%	6.24%	6.85%	5.96%
Portfolio turnover rate			0%	20%	0%	51%	75%
* For each of the above periods, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increases to the ratio of expenses to average monthly net assets would be .64%, .66%, 61%, .63%, and .70%, respectively.
*Data prior to September 28, 1995 may not be meaningful, as the fund operated with different investment objectives and fee arrangements.

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2000
Assets
	Investments (cost $1,453,075)		$1,412,574
	Cash		63,463
	Interest receivable		28,692
	Insurance reserve premium		1,221
		Total Assets		$1,505,950
Liabilities
	Other Liabilities		780
		Total Liabilities		780

Net Assets				$1,505,170

Fund Shares Outstanding				330,443

Analysis of Net Assets
	Paid in capital (unlimited shares authorized, without par value)		1,625,976
	Accumulated net realized loss on investments		(80,305)
	Unrealized net depreciation to Fund shares outstanding		(40,501)
	Net assets applicable to Fund shares outstanding			$1,505,170
Net Asset Value, Offering and Redemption price per share				$4.56

(The accompanying notes are an integral part of these financial statements)

SEXTANT BOND INCOME FUND	STATEMENT OF OPERATIONS
For the year ended November 30, 2000
Investment income
	Interest income		$83,145
	Amortization of bond premium		(2,505)
	Accretion		18
	Miscellaneous income		8
		Gross investment income		$80,666
Expenses
	Investment advisor and administration fee		6,895
	Professional fees		1,526
	Filing and registration fees		893
	Custodian fees		639
	Printing and postage		760
	Other expenses		850
	Total gross expenses		11,563
		Less: Advisor fees waived	(6,895)
		Less: Custodian fees waived	(639)
	Net expenses			4,029
		Net investment income		76,637
Net realized gain on investments
	Proceeds from sales		-
	Less: cost of securities sold based on identified cost		-
		Realized net gain (loss)		-
Unrealized loss on investments
	End of year		(40,501)
	Beginning of year		(45,045)
	Decrease in unrealized loss for the year			4,544
		Net realized and unrealized gain on investments		4,544
Net increase in net assets resulting from operations				$81,181

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF CHANGES IN NET ASSETS
		Year ended	Year ended
		Nov. 30, 2000	Nov. 30, 1999
INCREASE IN NET ASSETS
From Operations
	Net investment income	$76,637	$70,566
	Net realized gain (loss) on investments	-	(5,731)
	Net increase in unrealized appreciation (depreciation)	4,544	(91,359)
	Net increase (decrease) in net assets from operations	81,181	(26,524)

Dividends to shareowners from
	Net investment income	(76,637)	(70,566)

Fund Share transactions
	Proceeds from sales of shares	678,581	156,861
	Value of shares issued in reinvestment of dividends	74,941	69,139
		753,522	226,000
	Cost of shares redeemed	(138,153)	(588,359)
	Net increase (decrease) in net assets from share transactions	615,369	(362,359)

Total increase (decrease) in net assets		619,913	(459,449)

NET ASSETS
	Beginning of year	885,257	1,344,706
	End of year	$1,505,170	$885,257

Shares of the fund sold and redeemed
	Number of shares sold	151,874	32,908
	Number of shares issued in reinvestment of dividends	16,686	14,481
		168,560	47,389
	Number of shares redeemed	(30,840)	(123,698)
Net increase (decrease) in number of shares outstanding		137,720	(76,309)

(The accompanying notes are an integral part of these financial statements)

DISCUSSION OF FUND PERFORMANCE
(unaudited)

FISCAL YEAR 2000
For the fiscal year ending November 30, 2000, the Sextant Bond Income Fund returned 6.05%. The Fund's most recent thirty-day yield is 7.26%. Consistent with the Fund’s conservative investment philosophy, the Fund’s net asset value moved in a tight 6.5% range ($4.34 to $4.62) from low to high. For the fiscal year, the Fund ranked in the top 56% of the 111 funds in the Morningstar “Long-term Bond” category. For the last three years, the Fund has provided a 4.52% annualized total return and ranks in the top 44% of 85 funds in its Morningstar category. The majority of the Fund’s performance comes from its minimum average portfolio maturity of ten years.

FACTORS AFFECTING PAST PERFORMANCE
The fund’s average effective maturity was held close to its ten-year minimum to limit market risk and take advantage of a steepening in the yield curve between ten and thirty years. The dollar weighted average maturity of the portfolio is now 9.5 years, down slightly from 10.2 years at the end of 1999. The portfolio is primarily investment-grade corporate debt. Despite the substantial decrease in long-term US Treasury rates, rates on investment-grade corporate notes were little changed for the year. Therefore, Bond Income Fund’s 6.05% return is below the 15.72% one-year return on US Treasuries longer than ten years. The Bond market witnessed a preference for higher grade credits and benefited from the marked weakness in equity prices. However, this trend fell short of a flight to quality.

LOOKING FORWARD
For 2001, we expect long-term rates to move within a range of 6.25% to 4.75%. Federal Reserve policy is slowing the growth of the US economy and establishing more rational expectations for the equity markets. Although inflation has risen recently, the competitive global economy, strong US productivity and cautious Federal Reserve policy continues keep this threat at bay. Long-term corporate bonds are cheaper than long-term US Treasury prices, which have been inflated by US Treasury debt reductions. In 2001, we expect the Federal Reserve to lower rates modestly and yield curves to steepen. We expect budget surpluses to help keep rates low and tax cuts to boost profits and productivity over the next few years. The economy will grow at a sustainable rate while inflation remains subdued. Interest rates will continue to traverse the same range we have experienced over the last three years. As equity markets remind investors of the inherent risks of owning common stocks, investors who diversify with the Bond Income Fund will continue to benefit from the positive real returns and relative price stability of high quality corporate bonds.

MANAGEMENT FEE CALCULATIONS
The Sextant Bond Income Fund calculates its management fee based on a comparison of the Fund’s return to the return of Morningstar’s “Long-term Bond” category. This category consists of mutual fund portfolios that “focus on corporate and other investment grade issues with an average duration of more than six years or an effective average maturity of more than ten years.” The Fund’s 12-month return (6.05%) virtually matched that of the index (6.29%) on November 30, 2000. Therefore no adjustment to the basic 0.60% management fee was made for the month of December 2000. No management fee was actually paid, since the advisor has voluntarily waived the entire fee until assets exceed $2 million.

COMPARISON TO INDEX
Comparison of any mutual fund to a market index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareowners on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Broad Investment-Grade Bond Index. The graph shows that the investment at the beginning of October 1993 would have risen to $14,443 in the Fund and $16,363 in the Index. The September 1995 changes in this Fund’s investment policy limit the usefulness of this comparison. Past performance is not indicative of future results.

Sextant Bond Income Fund vs. Salomon Broad Investment Grade Bond Index

INVESTMENTS	SEXTANT GROWTH FUND

Issue		Shares	Cost	Market Value
Common Stocks (92%)

Banking (11.6%)
Chase Manhattan		1,500	$85,433	$55,313
Convergys*		2,500	101,378	105,156
Frontier Financial		4,000	90,207	83,000
Washington Mutual		4,500	44,124	204,469
	SUB-TOTAL		321,142	447,938

Computers (21.0%)
3Com*		1,225	6,248	15,006
Adobe Systems		4,800	50,490	304,200
Apple Computer*		4,000	67,472	66,000
Artisoft*		8,000	120,006	35,000
Intuit*		1,500	76,604	68,344
Oracle*		8,000	28,058	212,000
Palm*		1,816	23,477	65,716
Phoenix Technologies Ltd.*		3,062	29,149	43,633
	SUB-TOTAL		401,504	809,899

Construction (3.0%)
Building Materials Holding Corp*		4,000	44,171	31,875
Weyerhaeuser		2,000	93,867	87,500
	SUB-TOTAL		138,038	119,375

Electronics (3.3%)
Agilent Technologies*		1,200	57,828	62,625
Intel		1,200	81,338	45,675
FLIR Systems*		5,000	50,676	17,969
	SUB-TOTAL		189,842	126,269

Hotels & Motels (1.6%)
Westcoast Hospitality*		12,000	92,520	61,500

Investments (14.6%)
Schwab (Charles)		20,415	9,117	565,240

Machinery (0.9%)
Regal-Beloit		2,000	52,106	31,000

Medical (18.1%)
Affymetrix*		2,000	26,863	118,000
Immunex		6,000	34,598	223,125
Ligand Pharmaceuticals*		5,000	56,430	62,813
Lilly (Eli)		800	77,567	74,950
Pharmaceutical Product Development*		6,000	107,478	219,750
	SUB-TOTAL		302,936	698,638

Metal Ores (1.7%)
Phelps Dodge		1,330	76,218	65,336

Oil & Gas Production (3.8%)
Noble Drilling*		2,000	14,212	57,625
Williams Companies		2,500	79,972	88,438
	SUB-TOTAL		94,184	146,063

Publishing (1.2%)
Wiley (John) & Sons, Class A*		2,400	47,112	48,000

Retail (6.2%)
Saks*		4,000	56,357	33,750
Target		2,000	48,094	60,125
Whole Foods Market*		2,500	74,348	146,719
	SUB-TOTAL		178,799	240,594

Transportation (5.0%)
Airborne Freight		5,000	60,308	47,500
Southwest Airlines		4,000	90,163	126,250
Trinity Industries		800	22,658	19,850
	SUB-TOTAL		173,129	193,600

Total Investments (92.0%)			$2,076,647	3,553,452
Other Assets (net of liabilities) (8.0%)				308,850
Total Net Assets (100%)				$3,862,302

*non-income producing

(The accompanying notes are an integral part of these financial statements)

SEXTANT GROWTH FUND	FINANCIAL HIGHLIGHTS
Selected data per share of capital stock outstanding throughout the year:*

			For Year Ended November 30,
			2000	1999	1998	1997	1996
Net asset value at beginning of year			$12.68	$9.29	$9.58	$7.92	$7.42
	Income from investment operations
	Net investment income (loss)		(0.07)	(0.06)	0.02	(0.01)	-
	Net gains or losses on securities
		(both realized and unrealized)	1.36	4.26	(0.09)	2.41	0.50
Total from investment operations			1.29	4.20	(0.07)	2.40	0.50
	Less distributions
	Dividends (from net investment income)		-	(0.14)	(0.02)	(0.01)	-
	Distributions (from capital gains)		(0.81)	(0.67)	(0.20)	(0.73)	-
Total distributions			(0.81)	(0.81)	(0.22)	(0.74)	-
Net asset value at end of year			$13.16	$12.68	$9.29	$9.58	$7.92

Total Return			10.16%	44.76%	(0.97)%	30.30%	6.74%

Ratios / Supplemental Data
Net assets ($000), end of year			$3,862	$3,116	$2,139	$2,188	$1,616
Ratio of net expenses to average net assets*			1.05%	1.12%	0.66%	1.04%	0.95%
Ratio of net investment income (loss) to average net assets*			(0.51)%	(0.50)%	0.19%	(0.12)%	0.01%
Portfolio turnover rate			20%	28%	41%	25%	32%
* For 1996, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increase to the ratio of expenses to average net assets would have been .00%, and .0%, respectively.

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 2000
Assets
	Investments (cost $2,076,647)		$3,553,452
	Cash		309,356
	Dividends receivable		2,007
	Insurance reserve premium		1,214
		Total Assets		$3,866,029
Liabilities
	Other Liabilities		3,727
		Total Liabilities		3,727

Net Assets				$3,862,302

Fund Shares Outstanding				293,544

Analysis of Net Assets
	Paid in Capital (unlimited shares authorized, without par value)		2,385,497
	Unrealized net appreciation to Fund shares outstanding		1,476,805
	Net Assets applicable to Fund shares outstanding			$3,862,302
Net Asset Value, Offering and Redemption price per share				$13.16

(The accompanying notes are an integral part of these financial statements)

SEXTANT GROWTH FUND	STATEMENT OF OPERATIONS
For the year ended November 30, 2000
Investment income
	Dividend income (less foreign tax of $98)		$21,459
		Gross investment income		$21,459

Expenses
	Investment advisor and administration fee		32,086
	Professional fees		5,141
	Other expenses		2,134
	Printing and postage		1,873
	Custodian fees		2,531
	Filing and Registration fees		744
	Total gross expenses		44,509
		Less: Custodian fees waived	(2,531)
	Net expenses			41,978
		Net investment loss		(20,519)

Net realized gain on investments
	Proceeds from sales		716,256
	Less: cost of securities sold based on identified cost		506,017
		Realized net gain		210,239

Unrealized gain on investments
	End of year		1,476,805
	Beginning of year		1,384,429
	Increase in unrealized gain for the year			92,376
		Net realized and unrealized gain on investments		302,615
Net increase in net assets resulting from operations				$282,096

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF CHANGES IN NET ASSETS	SEXTANT GROWTH FUND
		Year ended	Year ended
		Nov. 30, 2000	Nov. 30, 1999
INCREASE IN NET ASSETS
From Operations
	Net investment loss	($20,519)	($13,204)
	Net realized gain on investments	210,239	204,297
	Net increase in unrealized appreciation	92,376	738,243
	Net increase in net assets from operations	282,096	929,336

Dividends to shareowners from
	Net investment income	-	-
	Capital gains distributions	(223,550)	(178,055)
		(223,550)	(178,055)

Fund share transactions
	Proceeds from sales of shares	759,028	394,426
	Value of shares issued in reinvestment of dividends	222,056	176,540
		981,084	570,966
	Cost of shares redeemed	(293,378)	(345,633)
	Net increase in net assets from share transactions	687,706	225,333
Total increase in net assets		746,252	976,614

NET ASSETS
	Beginning of year	3,116,050	2,139,436
	End of year	$3,862,302	$3,116,050

Shares of the fund sold and redeemed
	Number of shares sold	50,682	32,100
	Number of shares issued in reinvestment of dividends	16,874	13,909
		67,556	46,009
	Number of shares redeemed	(19,692)	(30,453)
Net increase in number of shares outstanding		47,864	15,556

(The accompanying notes are an integral part of these financial statements)

DISCUSSION OF FUND PERFORMANCE
(unaudited)

FISCAL YEAR 2000
For the fiscal year ending November 30, 2000, the Sextant Growth Fund appreciated 10.2%. This was not as strong as fiscal 1999, when total return was 44.8%. Still, for this latest fiscal year, the Fund ranked near the top of the 735 funds in its peer Morningstar Large Growth category. For the last three years, the Fund has provided a 16.5% average annualized total return. For the year, total assets grew almost 25% to $3.9 million at November 30, 2000.
The volatility, risks and returns of the stock market continue. The weak performance of most market segments in 2000 mean that investor expectations have become more reasonable, removing an impediment to future market returns.

FACTORS AFFECTING PAST PERFORMANCE
The Fund seeks long-term growth through investment in common stocks of U.S. companies. It generally follows a value investment approach, favoring companies with good fundamentals and relatively low price/earnings ratios. This year's market essentially reversed last year’s, with big companies, especially those in technology-related businesses, dropping. Our technology stocks suffered, but our cyclicals, financials, and mid-sized and smaller companies meant a good overall result.

LOOKING FORWARD
Stocks ultimately reflect their underlying business values. After their weak performance in 2000, we feel many technology stocks are more properly priced. Growth of the U.S. economy is decelerating, with higher interest rates having a real bite. We expect tax cuts in 2001, which will improve savings as well as consumer and investment spending.

MANAGEMENT FEE CALCULATIONS
The Sextant Growth Fund calculates part of its management fee based on a comparison of the Fund’s return to the average return in Morningstar's Domestic Growth category. At November 30, 2000, the one-year return for this category average was 2.95%. Because the Fund's 12-month return outperformed this average by more than 7.21% at November 30, 2000, the adviser earned the maximum bonus 0.30% (annualized) performance fee for the month of December 2000. For the fiscal year, the weaker investment performance helped shareowners a bit as the Fund's total expense ratio decreased to 1.05% from 1.12% the prior year.

COMPARISON TO INDEX
The line graph compares Sextant Growth Fund's performance to that of a broad-based stock market index, the Standard & Poor's 500 Index. Comparison of any mutual fund to a market index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at November 30, 1990 (ten years ago), compared to a similar amount invested in Standard & Poor's 500 Index. The graph shows that the investment in the Fund would have risen to $33,974 and $49,735 in the Index. The 1990 and 1995 changes in this Fund’s investment objectives and policies limit the usefulness of this comparison. Past performance is not indicative of future results.

Sextant Growth Fund vs. S&P 500 Index

INVESTMENTS	SEXTANT INTERNATIONAL FUND

Issue		Shares	Cost	Market Value	Country
Common Stocks (81.7%)
Aircraft (2.4%)
Embraer Aircraft ADR		1,500	$38,169	$41,344	Brazil

Banking and Financial (12.3%)
Aegon NV ADR		1,224	11,512	49,725	Netherlands
Australia and New Zealand Bank ADS		500	10,875	19,500	Australia
AXA ADS		500	31,165	35,000	France
Banco Bilbao Vizcaya ADS		1,800	7,702	23,850	Spain
ING Groep ADS		700	36,134	50,225	Netherlands
Toronto-Dominion Bank		1,400	18,159	36,313	Canada
	SUB-TOTAL		115,547	214,613

Building Materials (2.9%)
C R H plc ADS		2,000	23,075	28,500	Ireland
Hanson plc ADS		800	24,574	21,450	United Kingdom
	SUB-TOTAL		47,649	49,950

Computers (15.9%)
Business Objects ADS*		4,000	19,570	247,500	France
Dassault Systems ADR		400	13,875	28,000	France
	SUB-TOTAL		33,445	275,500

Consumer Products (2.7%)
Coca-Cola Femsa ADS		1,500	9,750	28,219	Mexico
Gucci Group		200	10,925	18,588	Italy
	SUB-TOTAL		20,675	46,807

Country Funds (1.4%)
Austria Fund		2,000	16,784	14,125	Austria
Irish Investment Fund		900	10,237	11,025	Ireland
	SUB-TOTAL		27,021	25,150

Electronics (3.7%)
ASAT Holdings ADR		2,000	18,338	9,875	Hong Kong
Epcos AG ADS		500	34,206	39,562	Germany
Sony ADR		200	23,077	14,900	Japan
	SUB-TOTAL		75,621	64,337

Medical-Drugs (3.6%)
Aventis ADS		508	15,859	39,846	France
Glaxo Wellcome plc ADR		400	9,800	22,925	United Kingdom
	SUB-TOTAL		25,659	62,771

Metals & Mining (2.9%)
Potash Corp of Saskatchewan		300	21,164	19,819	Canada
Rio Tinto plc ADS		500	31,175	30,687	United Kingdom
	SUB-TOTAL		52,339	50,506

Oil & Gas Production (7%)
Fletcher Challenge Energy ADR		1,200	42,828	42,525	New Zealand
Petroleum Geo-Services ADS*		1,000	10,979	11,063	Norway
Repsol-YPF ADR		2,000	43,592	32,750	Spain
Total Fina Elf ADR		500	21,864	35,313	France
	SUB-TOTAL		119,263	121,651
Paper Products (1.1%)
Metso ADS*		2,100	22,802	19,162	Finland

Photographic Equipment (3.1%)
Canon, Inc ADS		1,000	23,427	38,750	Japan
Fuji Photo Film ADR		400	10,050	15,750	Japan
	SUB-TOTAL		33,477	54,500
Real Estate (2.6%)
Intrawest		2,400	41,341	45,000	Canada

Telecommunications (10.4%)
BCE		900	15,830	24,637	Canada
Brasil Telecom Participacoes SA ADR		60	1,387	2,617	Brazil
British Sky Broadcasting ADS		300	11,063	25,800	United Kingdom
Gilat Satellite Networks Ltd*		600	35,865	23,588	Israel
Nortel Networks		1,412	82,968	53,303	Canada
PT Indosat ADR		1,000	20,952	9,125	Indonesia
Tele Norte Leste Participacoes ADR		335	6,933	6,072	Brazil
Telefonica ADS*		523	12,058	24,744	Spain
Telesp Celular Participacoes ADR		500	24,895	10,594	Brazil
	SUB-TOTAL		211,951	180,480

Transportation (5.1%)
Air Canada*		6,000	56,814	48,750	Canada
Desc ADR		2,700	42,981	22,612	Mexico
Lan Chile ADS		2,500	18,845	16,562	Chile
	SUB-TOTAL		118,640	87,924
Utilities-Electric (4%)
Enel ADS*		800	35,372	29,920	Italy
Enersis ADS		1,103	24,676	19,027	Chile
Korea Electric Power ADS		2,000	31,961	20,000	Korea
	SUB-TOTAL		92,009	68,947

Utilities-Gas (0.6%)
Transport de Gas del Sur ADR		1,500	18,808	10,875	Argentina

Total Investments (81.7%)			$1,094,416	1,419,517
Other Assets (net of liabilities) (18.3%)				316,926
Total Net Assets (100%)				$1,736,443
* Non-income producing
ADR - American Depository Receipts
ADS - American Depository Shares

FINANCIAL HIGHLIGHTS	SEXTANT INTERNATIONAL FUND

Selected data per share of capital stock outstanding throughout the year:

		For the Year Ended November 30,
		2000	1999	1998	1997	1996
Net asset value at beginning of year		$8.32	$6.81	$6.61	$5.87	$4.99
	Income from investment operations
	Net investment income	0.43	0.13	0.04	0.06	0.03
	Net gains on securities (both realized and unrealized)	0.20	1.57	0.20	0.74	0.88
Total from investment operations		0.63	1.70	0.24	0.80	0.91
	Less distributions
	Dividends (from net investment income)	(0.43)	(0.12)	(0.04)	(0.06)	(0.03)
	Distributions (from capital gains)	-	(0.07)	-	-	-
Total distributions		(0.43)	(0.19)	(0.04)	(0.06)	(0.03)

Net asset value at end of year		$8.52	$8.32	$6.81	$6.61	$5.87

Total return		7.62%	24.90%	3.57%	13.58%	18.16%

Ratios/supplemental data
Net assets ($000), end of year		$1,736	$1,162	$881	$881	$695
Ratio of net expenses to average net assets*		1.20%	0.72%	1.16%	1.51%	1.80%
Ratio of net investment income to average net assets*		4.74%	1.74%	0.54%	0.93%	0.60%
Portfolio turnover rate		11%	17%	18%	9%	11%

* For the year ended November 30, 1996, if costs had not been have waived and directly assumed, the resulting increase to expenses per share in these periods would have been $.03. The increase to the ratio of expenses to average monthly net assets would be .50%.
(The accompanying notes are an integral part of these financial statements)

STATEMENT OF ASSETS AND LIABILITIES
(The accompanying notes are an integral part of these financial statements)
As of November 30, 2000

Assets
	Investments (Cost $1,094,416)		$1,419,517
	Cash		316,572
	Dividends Receivable		3,893
		Total Assets		$1,739,982

Liabilities
	Other Liabilities		3,539
		Total Liabilities		3,539

Net Assets				$1,736,443

Fund Shares Outstanding				203,795

Analysis of Net Assets
	Paid in capital (unlimited shares authorized, without par value)		1,412,912
	Accumulated net realized loss on investments		(1,570)
	Unrealized net appreciation to Fund shares outstanding		325,101
	Net Assets applicable to Fund shares outstanding			$1,736,443

Net Asset Value, Offering and Redemption price per share				$8.52

(The accompanying notes are an integral part of these financial statements)

Statement of Operations	SEXTANT INTERNATIONAL FUND
For the year ended November 30, 2000

Investment Income
	Miscellaneous income		$25
	Dividend income (net of foreign tax of $2,568)		103,855
		Gross investment income		$103,880

Expenses
	Investment advisor and administration fee		14,164
	Printing and postage		2,600
	Professional fees		2,112
	Custodian fees		2,843
	Filing and registration fees		1,385
	Other expenses		740
	Total gross expenses		23,844
	Less: Custodian fees waived		(2,843)
	Net expenses			21,001
		Net investment income		82,879

Net realized gain (loss) on investments
	Proceeds from sales		164,992
	Less: cost of securities sold based on identified cost		166,562
		Realized net gain (loss)		(1,570)

Unrealized gain (loss) on investments
	End of year		325,101
	Beginning of year		407,644
	Decrease in unrealized gain for the year			(82,543)
		Net realized and unrealized loss on investments		(84,113)

Net decrease in net assets resulting from operations				$(1,234)

(The accompanying notes are an integral part of these financial statements)

SEXTANT INTERNATIONAL FUND	STATEMENT OF CHANGES IN NET ASSETS
		Year ended	Year ended
		Nov. 30, 2000	Nov. 30, 1999
INCREASE IN NET ASSETS
From Operations
	Net investment income (loss)	$82,879	$17,043
	Net realized gain (loss) on investments	(1,570)	18,185
	Net increase (decrease) in unealized appreciation	(82,543)	189,914
	Net increase (decrease) in net assets from operations	(1,234)	225,142

Dividends to shareowners from
	Net investment income	(84,173)	(15,861)
	Capital gains distributions	-	(9,571)
		(84,173)	(25,432)

Fund share transactions
	Proceeds from sales of shares	712,898	181,757
	Value of shares issued in reinvestment of dividends	83,581	25,274
		796,479	207,031
	Cost of shares redeemed	(136,909)	(125,211)
	Net increase in net assets from share transactions	659,570	81,820
Total increase in net assets		574,163	281,530

NET ASSETS
	Beginning of year	1,162,280	880,750
	End of year	$1,736,443	$1,162,280

Shares of the fund sold and redeemed
	Number of shares sold	67,998	24,655
	Number of shares issued in reinvestment of dividends	9,810	3,038
		77,808	27,693
	Number of shares redeemed	(13,794)	(17,375)
Net increase in number of shares outstanding		64,014	10,318

(The accompanying notes are an integral part of these financial statements)

DISCUSSION OF FUND PERFORMANCE
(unaudited)

FISCAL YEAR 2000
For the fiscal year ended November 30, 2000, the Sextant International Fund returned 7.62% to its shareowners. This was a not as strong as fiscal 1999, when total return was 24.9%. Still, for this latest fiscal year, the Fund ranked in the top 5% of the 691 funds in its peer Morningstar Foreign Stock category. For the last three years, the Fund has provided an 11.66% annualized total return and ranks in the top 27% of 532 funds in its Morningstar category. Because of new shareowner purchases, total assets grew 49%.

FACTORS AFFECTING PAST PERFORMANCE
Investing in foreign securities includes risks not present in domestic securities. During 2000, we again saw that uncertainties at home can create disasters in foreign markets. Our portfolio was more heavily invested in Europe than Asia, which helped results. Commodity prices remained stable, bringing gains to our cyclical and resource-based issues. Financial and service issues did well, but technology and telecommunications stocks did not.

LOOKING FORWARD
The Sextant International Fund is broadly invested in growing companies headquartered outside the United States. Our focus on value investing served us well in 2000, when Internet and other “New Economy” stocks tumbled. We expect that our portfolio securities will continue to show growth and the Fund will continue to perform well.

MANAGEMENT FEE CALCULATIONS
The Sextant International Fund calculates part of its management fee based on a comparison of the Fund’s return to the average return of the Morningstar fund category Foreign Stock. At November 30, 2000, the one-year return for this category average was -8.52%. Because the Fund's 12-month return outperformed this average by more than 16.1% at November 30, 2000, the Fund paid Saturna Capital the maximum bonus 0.30% (annualized) performance fee for the month of December 2000.

COMPARISON TO INDEX
Comparison of any fund to an index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the AMEX International Index. This capitalization-weighted index averages 50 American Depository Receipts (ADRs) of large worldwide companies, and reflects the types of securities in which Sextant International Fund invests. The graph shows that a $10,000 investment made on September 1995 would have risen to $18,646 in the Fund and $15,959 in the Index. Past performance is not indicative of future results.

Sextant International Fund vs. AMEX International Index

Notes to Financial Statements

Note 1 -Organization
Saturna Investment Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series investment company under the Investment Company Act of 1940, as amended. Five portfolio series have been created to date: Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund, and Sextant International Fund (the "Funds"), and Idaho Tax-Exempt Fund, distributed through a separate prospectus and the results of which are contained in a separate report.

Note 2 -Significant Accounting Policies
The following is a summary of the significant accounting policies followed by the Funds.

Investments:
Securities traded on a national exchange or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quotations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and adjusted by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities transactions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

Income and Expenses:
Interest income is reduced by the amortization of bond premiums, on a constant yield-to-maturity basis from purchase date to maturity. Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market discounts are recorded as realized gains upon disposition. Cash dividends from equity securities are recorded as income on the ex-dividend date.

Expenses incurred by the Trust on behalf of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets. The Adviser has agreed to certain limits on expenses, as described below.

Income taxes:
The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute substantially all of their taxable net investment income and realized net gains on investments. Thus, no provision for federal income taxes is required.

and realized net gains on investments. Therefore, no provision for Federal income taxes is required.

Dividends and distributions to shareowners:
Dividends and distributions to shareowners are recorded on the ex-dividend date. For the Sextant Short-Term Bond Fund and Sextant Bond Income Fund, dividends are paid daily and distributed on the last business day of each month. For the Sextant Growth Fund and Sextant International Fund, dividends are payable at the end of each November. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 3 -Transactions with Affiliated Persons
Under a contract approved by shareowners on September 28, 1995, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services to conduct Trust business. Each of the Funds pays the Adviser a base Investment Advisory and Administrative Services Fee of .60% of average net assets per annum, payable monthly. The base Advisory Fee is subject to adjustment up or down depending on the investment performance of the Fund relative to a specified index. No performance adjustment is applicable during the first year any Agreement is in place. The Adviser has voluntarily undertaken to limit expenses of Sextant Bond Income Fund and Sextant Short-Term Bond Fund to 0.60% through March 31, 2001 and waives its investment advisory and administrative fee as to either Fund completely so long as assets of that Fund are less than $2 million.

For the year ended November 30, 2000, Sextant Bond Income Fund and Sextant Growth Fund incurred advisory expenses of $6,895 and $32,086, respectively. Sextant International Fund incurred advisory expenses of $14,164 and Sextant Short-Term Bond Fund incurred advisory expenses of $13,229.

In accordance with the expense waiver noted above, for the year ended November 30, 2000, Saturna Capital waived $6,844 of the Sextant Short-Term Bond Fund advisory fee and $6,895 of that of Sextant Bond Income Fund.

In accordance with the Funds’ custodian agreements with National City Bank, for the year ended November 30, 2000, custodian fees for Bond Income, Short-Term Bond, Growth, and International, were $639, $2,115, $2,531, and $2,843, respectively.

The custodian waived its fees for earnings credits.

One trustee, who also serves as the president of the Trust, is a director and president of the Adviser. The four unaffiliated trustees receive $100 per Board or committee meeting attended. On November 30, 2000, the trustees, officers and their immediate families as a group owned 21.9%, 35.7%, 13.7% and 34.31% of the outstanding shares of Bond Income, Short-Term Bond, Growth and International, respectively.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation.

Investors National Corporation is the primary stockbroker used to effect portfolio transactions for Sextant Growth Fund and Sextant International Fund, and was paid $3,033 and $1,942, respectively in commissions at discount rates during the year ended November 30, 2000.

Note 4-Federal Income Taxes
At November 30, 2000, Bond Income had capital loss carryforwards of $80,305, of which $47,748 expires in 2002, $15,110 expires in 2003, $11,717 expires in 2005 and $45,730 expires in 2007; Short-Term Bond had capital loss carryforwards of $22,034, of which $6,971 expires in 2004, $1,405 expires in 2005, $4,467 expires in 2007, and $9,191 expires in 2008, and International had a capital loss carryforward of $1,570, which expires in 2008, subject to regulation. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for federal income tax purposes.

Note 5-Investments
At November 30, 2000, the net unrealized gain (loss) on investments for Bond Income, Short-Term Bond, Growth and International were ($40,501), ($5,081), $1,476,805, and $325,101, which consist of unrealized gains of $9,119, $13,839, $1,805,583, and $501,365, and unrealized losses of $49,620, $18,920, $328,778, and $176,264, respectively.

During the year ended November 30, 2000, Bond Income purchased $565,619 of securities and sold $0 of securities. Comparable figures for Short-Term Bond are $976,481 purchased $240,906 sold; for Growth $1,072,293 and $716,256; and for International, $590,126 and $165,267. Included in the above amounts for Short-Term Bond are purchases of $78,320 and sales of $0 of U.S. Government securities.

Web: http://www.saturna.com
E-mail: sextant@saturna.com

Mutual Funds

This report is issued for the information of the shareoweners of the Fund. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna Investment Trust.

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SEXTANT Mutual Funds

SHORT-TERM BOND BOND INCOME GROWTH INTERNATIONAL ANNUAL REPORT November 30, 2000